Exhibit 99.A
News
For Immediate Release
El Paso Pipeline Partners Reports First Quarter Results
HOUSTON, TEXAS, May 8, 2008—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today first quarter 2008 financial and operational results for the partnership.
Highlights:
•	Net Income of $27.6 million — up from $10.1 million in 2007

•	Earnings of $0.32 per common unit

•	Cash available for distribution of $24.9 million

•	Declared quarterly cash distribution of $0.28750 per unit

•	Kanda lateral expansion placed in-service
“We are very pleased with this quarter’s results and the strong level of cash flow the partnership generated,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Our pipelines are in the growing markets and supply basins, and as a result, we have a significant backlog of attractive organic growth projects.”
A summary of financial results for the three months ended March 31, 2008, and 2007 are as follows:
Financial Results

	Three Months Ended
	March 31,
($ in millions, except per unit amounts)	2008	2007

Operating revenues	$33.7	$26.4
Operating expenses
Operation and maintenance	8.2	11.2
Depreciation and amortization	6.2	3.8
Taxes, other than income	1.1	0.5

	Three Months Ended
	March 31,
($ in millions, except per unit amounts)	2008	2007
Operating income	18.2	10.9
Earnings from unconsolidated affiliates	15.1	—
Other income (expense), net	(0.1)	0.7

Earnings before interest expenses and taxes (EBIT)	33.2	11.6
Interest and debt expense	(5.6)	(1.5)

Net income	$27.6	$10.1

Net income per common unit	$0.32	—
Financial Results
For the quarter ended March 31, 2008, El Paso Pipeline Partners reported net income of $27.6 million, compared with $10.1 million for the quarter ended March 31, 2007.
EBIT for the quarter ended March 31, 2008, was $33.2 million, compared with $11.6 million for the same 2007 period. The increase in EBIT is primarily due to equity earnings from Colorado Interstate Gas (CIG) and Southern Natural Gas (SNG), which were contributed in November of 2007. The increase in EBIT is also due to the completion of the Kanda lateral expansion project, increased contracted capacity reservation revenues on the Piceance lateral and from a favorable revaluation of fuel and related gas balance items. Effective April 1, 2008, Wyoming Interstate Company (WIC) implemented a FERC-approved fuel and related gas cost recovery mechanism that is expected to reduce future earnings volatility resulting from these items.
Equity earnings from El Paso Pipeline Partner’s investments in CIG and SNG for the three months ended March 31, 2008 were $15.1 million. The partnership began recording earnings from these investments following its initial public offering in November 2007.
Interest and Debt Expense
For the first quarter 2008, interest and debt expense of $5.6 million primarily relates to amounts borrowed under the partnership’s credit facility, which had an average balance of $473 million. First quarter 2007 interest and debt expense of $1.5 million was primarily related to WIC’s borrowings under El Paso’s cash management program.
Capital Projects
During the first quarter 2008, WIC invested $42.4 million of growth capital, primarily related to the Kanda lateral project, which went into service in January, and the Medicine Bow expansion project. Maintenance capital expenditures for the first quarter 2008 were $0.6 million.
First Quarter Cash Distribution
On April 21, 2008, El Paso Pipeline Partners declared cash distributions of $0.28750 per unit for the first quarter of 2008. The cash distribution will be paid on May 15, 2008, on all outstanding units to holders of record as of the close of business on May 1, 2008.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its first quarter 2008 results on May 8, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 44238187) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through May 15, 2008, by dialing (800) 642-1687 (conference ID # 44238187). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its March 31, 2008, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s

Quarterly Reports on Form 10-Q and its 2007 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.
El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.
El Paso Pipeline Partners uses the non-GAAP financial measure “Cash Available For Distribution” to measure its cash generation ability. The partnership defines Cash Available for Distribution as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, cash reserves, and other income and expenses, net, which primarily includes non-cash allowance for funds during construction. Cash Available for Distribution does not reflect changes in working capital balances. Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s 10 percent share of distributions declared by CIG and SNG for the applicable period, less equity in earnings of CIG and SNG.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.

	Three Months Ended
	March 31,
Non-GAAP reconciliation schedule	2008	2007
Net Income	$27.6	$10.1
Add: Interest and debt expense	5.6	1.5

EBIT	$33.2	$11.6
Add: Depreciation and amortization	6.2	3.8
Distributions declared by CIG and SNG	13.3	—
Less: Equity earnings from CIG and SNG	(15.1)	—

Adjusted EBITDA	$37.6	$15.4

Less: Cash interest expense, net	(5.6)
Maintenance capital expenditures	(0.6)
Other, net	(6.5)

Cash Available for Distribution	$24.9

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906